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                                                                    EXHIBIT 10.2

                               Djangos.com Inc.
                              2544 NW 21st Place
                              Portland, OR 97010

                               October 24, 2001



Board of Directors
CD Warehouse, Inc.
1204 Sovereign Row
Oklahoma City, OK 73108

        This letter sets forth certain terms and conditions of the proposed acquisition (the "Acquisition") by Djangos.com Inc., an Oregon corporation ("Djangos"), of all of the outstanding stock of CD Warehouse, Inc., a Delaware corporation ("CD Warehouse"). This letter is intended as a good faith expression of our mutual intent and not as a binding contract, except that paragraphs 4, 5, 7, 8, 9, 10, 11 and 12 will be binding.

1.  Structure of Transaction

        The Acquisition will be effected through a cash tender offer to the shareholders of CD Warehouse by a Djangos subsidiary ("Acquisition Sub"), followed by a merger (the "Merger") of Acquisition Sub with CD Warehouse. The Merger Agreement shall provide that if the cash tender offer is completed first, then the Merger must be completed without delay or any other conditions restricting its completion. Following the Merger, CD Warehouse would be a wholly owned subsidiary of Djangos.

2.  Merger Consideration

        The consideration to be paid to the stockholders of CD Warehouse in both the cash tender offer and the Merger will be $1.50 cash per share outstanding, or an aggregate of approximately $5.5 million (the "Merger Consideration"), plus holders of options and warrants to purchase shares of CD Warehouse Common Stock should receive the positive difference in cash, if any, between the exercise price per share of their options or warrants and the per share purchase price of the Merger Consideration, with such consideration payable to the holders of the options and warrants upon completion of the earlier of (i) cash tender offer and
(ii) the Merger. Options and warrants that are outstanding as of the date of this letter but which are scheduled to expire pursuant to its terms prior to completion of the Merger, shall be extended by CD Warehouse and be considered outstanding for all purposes, including, without limitation, payment of the Merger Consideration as provided above.
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CD Warehouse, Inc.
October 24, 2001
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3.  Due Diligence Review

        Between the date of this letter of intent and December 31, 2001, Djangos will have the right, at reasonable times and in a reasonable manner and during normal business hours of CD Warehouse, to undertake a due diligence review of the financial condition, results of operations, business prospects, employees, systems, books and records and other properties of CD Warehouse. Among other matters, Djangos will review the assets (tangible and intangible), liabilities (including contingent liabilities) and stockholders' equity of CD Warehouse. Djangos's satisfaction, in its sole discretion, with the results of its due diligence review will be a condition of its obligation to enter into the Merger Agreement (defined below).

4.  Confidentiality

        On December 28, 2000, CD Warehouse and Djangos entered into a Confidentiality Agreement ("Confidentiality Agreement"). All data, interpretations, reports, forecasts, records and other information which Djangos receives or obtains from CD Warehouse or others in connection with the parties hereto performing due diligence as provided in Section 3 hereof shall be considered for all purposes as Confidential Information (as defined in the Confidentiality Agreement). The parties hereto agree that the Confidentiality Agreement is incorporated by reference into this letter as if fully embodied herein, and the parties hereto acknowledge and agree that the Confidentiality Agreement is in full force and effect. Djangos and the other Recipients (as defined in the Confidentiality Agreement) are bound and obligated by and shall perform all of the terms, provisions, agreements, conditions and covenants contained in the Confidentiality Agreement and the parties hereto shall have all of the rights and remedies in the event of a breach or violation of the Confidentiality Agreement as provided in the Confidentiality Agreement. The parties hereto agree that if any of the other provisions in this letter conflict with the Confidentiality Agreement, the terms and provisions of the Confidentiality Agreement shall control in all respects.

5.  Reimbursement of Expenses

        (a) In reliance upon this letter of intent, Djangos will incur significant expenses during its due diligence investigation of CD Warehouse. CD Warehouse agrees to reimburse Djangos within 10 days of invoice all reasonable expenses incurred by Djangos and its advisors (including, without limitation, its attorneys) in connection with such due diligence in the event subsequent to this letter of intent and before entering into the Merger Agreement described in paragraph 6 hereof, if (i) CD Warehouse accepts an offer from another party to acquire CD Warehouse for a value or purchase price higher than the Merger Consideration, or (ii) Djangos abandons the Acquisition due to breach by CD Warehouse or any of its directors, officers or representatives of the provisions of this letter of intent. In no event will CD Warehouse's reimbursement obligation under this paragraph 5(a) exceed $75,000.

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        (b) In reliance upon this letter of intent, CD Warehouse will incur significant expenses in connection with the transactions contemplated by this letter of intent. Djangos agrees to reimburse CD Warehouse within 10 days of invoice all reasonable expenses incurred by CD Warehouse and its advisors (including, without limitation, its attorneys but excluding its investment banking firm) in the event subsequent to this letter of intent and before entering into the Merger Agreement described in paragraph 6 hereof, if CD Warehouse abandons the Acquisition due to breach by Djangos or any of its directors, officers or representatives of the provisions of this letter of intent. In no event will CD Warehouse's reimbursement obligation under this paragraph 5(b) exceed $50,000; provided, however, nothing contained herein shall limit CD Warehouse's rights and remedies under the Confidentiality Agreement.

        (c) In reliance upon this letter of intent, CD Warehouse will retain a reputable, nationally-recognized investment banking firm to formally opine that the Merger Consideration is fair, from a financial point of view, to the shareholders of CD Warehouse (the "Fairness Opinion"). If such investment banking firm is unable to give the Fairness Opinion and the failure to give the
                                                    ---
Fairness Opinion results in the termination of the transaction contemplated by this letter of intent, Djangos agrees to reimburse CD Warehouse within 10 days of invoice all reasonable expenses incurred by CD Warehouse in connection with attempting to obtain the Fairness Opinion. In no event will Djangos's reimbursement obligation under this paragraph 5(c) exceed $35,000 plus reasonable out-of-pocket expenses incurred by the investment banking firm.

6.  Definitive Merger Agreement

        Subject to the provisions of this letter of intent, CD Warehouse and Djangos will by December 31, 2001, enter into a definitive merger and plan of reorganization ("Merger Agreement") with terms, conditions, representations and warranties typical of transactions similar to the Merger. Djangos's attorneys will prepare the initial draft of the Merger Agreement for review and changes by CD Warehouse and its attorneys. The Merger Agreement must be in form and substance satisfactory to both Djangos and CD Warehouse and their respective counsel.

7.  Termination

        Unless extended by mutual agreement of the Board of Directors of both CD Warehouse and Djangos, this letter of intent will terminate if the Merger Agreement is not signed by both Djangos and CD Warehouse on or before December 31, 2001. In addition, either party may terminate this letter and abandon the Acquisition if the other party hereto or any of their officers, directors or representatives breach or violate any of the terms of this letter or the Confidentiality Agreement. After termination, the parties will be bound only by paragraphs 4, 5, and 11 of this letter and the Confidentiality Agreement.

8.  Approval of Respective Boards of Directors and Other Conditions

        Each party's obligation to execute the Merger Agreement is conditioned upon approval of the transaction by the Board of Directors of the other party. Each party
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CD Warehouse, Inc.
October 24, 2001
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will use its reasonable commercial efforts to obtain such approval. It is also understood that, among other things, (i) approval of the Merger Agreement by the CD Warehouse Board of Directors is subject to obtaining the Fairness Opinion; and (ii) that the Merger Agreement is subject to approval by the shareholders of CD Warehouse pursuant to the requirements of the Delaware Law and Section 14(a) of the Securities Exchange Act of 1934, as amended. In addition, the parties contemplate that a condition to closing of the Merger and the tender offer will be the dismissal with prejudice of the lawsuit brought by Brent Gaylon against CD Warehouse and certain of its directors, pending in the District Court of Oklahoma County, Oklahoma, Case No. CJ-2001-7605.

9.    Usual and Ordinary Course

          Between the date of this letter and the earlier of the termination of this letter or execution by the parties hereto of the Merger Agreement, CD Warehouse will operate in the ordinary course of business and will not, without the prior written consent of Djangos which will not be unreasonably withheld:

   a) make any change in its authorized capital stock by amending its Certificate of Incorporation;

   b) issue any stock options or stock appreciation rights or similar benefits, except pursuant to CD Warehouse's existing plans and consistent with past practices and not to exceed, in the aggregate, 50,000 stock options or equivalent stock appreciation rights with exercise prices at or above fair market value of the underlying stock at the time of issuance;

   c) make any reclassification in respect of its capital stock;

   d) issue or sell any shares of its capital stock, except in connection with the exercise of options rights or warrants outstanding as of the date of this letter of intent;

   e) sell, transfer, mortgage, encumber or otherwise dispose of a substantial amount of its properties except for transactions in the usual and ordinary course of business;

   f) declare or pay or set apart in respect of any capital stock any cash dividend or other distribution; or

   g) enter into or commit to any new pension, retirement, profit sharing or welfare plan or employment agreement (collectively, "Plans") with or for the benefit of any employee, officer or director, except in the usual and ordinary course of business and in any event with aggregate cost or expense to CD Warehouse, when combined with all existing Plans, not to exceed the current aggregate cost or expense to CD Warehouse of all existing Plans.

















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10.   Brokers/Finders

        CD Warehouse represents and warrants that is has incurred no broker or finder's commissions or fees in connection with the transactions contemplated by this letter of intent, except the parties hereto understand and acknowledge that CD Warehouse has or will retain a financial advisor in connection with the transactions contemplated by this letter of intent and will incur fees and expenses in connection therewith.

11.   Expenses

        Except as provided in paragraph 5 hereof or the Confidentiality Agreement, each party will be responsible for its own expenses in connection with a tender offer, Merger and the transactions contemplated by this letter and the Merger Agreement.

12.   Publicity

        CD Warehouse and Djangos will coordinate all publicity relating to this letter of intent and no party will issue any press release, publicity statement or other public notice relating to this letter of intent and the matters contemplated herein without prior consent of the other party, which consent will not be unreasonably withheld.

        If this letter of intent correctly sets forth our understanding, please sign and return to me the enclosed copy to reflect your agreement to the terms hereof. This letter of intent will terminate and be of no further force or effect if not accepted and agreed to by CD Warehouse by 5:00 p.m., Pacific Time, on Thursday, October 25, 2001.

        This letter of intent can be signed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. For purposes of this letter of intent, signatures transmitted by facsimile transmission will be deemed original signatures.



                                        Very truly yours,


                                        /s/ STEPHEN M. WOOD
                                        ------------------------------------
                                        Stephen M. Wood
                                        Chairman and Chief Executive Officer




ACCEPTED AND AGREED

CD WAREHOUSE, INC.

By: /s/ CHRISTOPHER M. SALYER
    ------------------------------------
    Christopher M. Salyer
    President and Chief Executive Officer